Exhibit 99.1

Adamas Reports Second Quarter 2016  Financial Results

Emeryville, Calif., August 04, 2016  — Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS) today announced financial results for the second quarter of 2016.

“We are pleased with the progress made during the quarter, especially in our ADS-5102 program.  We announced compelling clinical data in both the Phase 3 program in levodopa-induced dyskinesia, or LID, associated with Parkinson’s disease and the Phase 2 study in walking impairment associated with multiple sclerosis, or MS,” stated Gregory T. Went, Ph.D., Chairman and Chief Executive Officer of Adamas Pharmaceuticals, Inc.  “We are on track to submit a new drug application to the FDA in support of ADS-5102 for the treatment of LID this year, with the aim of making ADS-5102 the first drug available for patients and caregivers facing this often debilitating and socially isolating movement disorder.”

Dr. Went continued, “We were very encouraged by the statistically significant placebo-adjusted improvement in walking speed we saw in our Phase 2 trial of ADS-5102 in MS patients—an improvement, which if repeated in subsequent clinical trials, could represent a significantly differentiated medicine over currently available treatment options.  We look forward to meeting with the FDA to discuss the clinical development path forward for this program.”

Second Quarter 2016 Financial Results

For the quarter ended June 30, 2016, Adamas reported a net loss of $16.9 million, or $0.78 per share, basic and diluted, compared with a net loss for the quarter ended June 30, 2015,  of $14.1 million, or $0.78 per share, basic and diluted.  Research and development expenses for the quarter ended June 30, 2016,  were $9.2 million, including $0.7 million in stock-based compensation expense, compared to $8.7 million for the quarter ended June 30, 2015, which also included $0.7 million in stock-based compensation expense.  Research and development expenses for the current quarter included increased investment to support the preparation of the new drug application (NDA) for ADS-5102 for the treatment of LID, offset in part by the conclusion of two Phase 3 clinical trials.  General and administrative expenses for the quarter ended June 30, 2016,  were $8.1 million, including $1.9 million in stock-based compensation expense, compared to $5.8 million for the same quarter in the prior year, which included $1.7 million in stock-based compensation expense.  The increase in general and administrative expenses was due primarily to costs associated with establishing commercial capabilities in anticipation of the commercial launch of ADS-5102 for the treatment of LID associated with Parkinson’s disease, pending regulatory approval.

Six-month 2016 Financial Results

Adamas reported a net loss for the six months ended June 30, 2016, of $30.7 million, or $1.43 per share, basic and diluted, compared with a net loss for the same period in 2015 of $26.3 million, or $1.47 per share, basic and diluted.  Research and development expenses for the six months ended June 30, 2016,  were $16.7 million, including $1.4 million in stock-based compensation expense, compared to $16.2 million for the six months ended June 30, 2015, which included $1.5 million in stock-based compensation expense.  General and administrative expenses for the six months ended June 30, 2016,  were $14.7 million, including $3.8 million in stock-based compensation expense, compared to $10.8 million for the six months ended June 30, 2015, which included $3.1 million in stock-based compensation expense.

Adamas ended the quarter with $158.0 million of cash, cash equivalents, and available-for-sale securities, a reduction of $11.2 million from the end of the prior quarter.

Upcoming Event

•	4th World Parkinson’s Congress, Portland, Oregon, September 20 to 23, 2016
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Poster Presentation:  Results of a Phase 3 efficacy and safety study of ADS-5102 (amantadine HCl) extended-release capsules in Parkinson’s disease patients with levodopa-induced dyskinesia (EASE LID 3) – presentation date/time pending

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Poster Presentation:  ADS-5102 (amantadine HCl) extended-release capsules improves activities of daily living (ADLs) in Parkinson’s disease (PD) patients by reducing levodopa-induced dyskinesia (LID): A post-hoc analysis from the Phase 3 EASE LID study – presentation date/time pending

About Adamas Pharmaceuticals, Inc.

Adamas Pharmaceuticals, Inc. is driven to improve the lives of those affected by chronic disorders of the central nervous system.  The company seeks to achieve this by modifying the pharmacokinetic profiles of approved drugs to create novel therapeutics for use alone and in fixed-dose combination products.  Adamas is currently developing ADS-5102, its lead wholly-owned product candidate, for the treatment of levodopa-induced dyskinesia associated with Parkinson’s disease and for the treatment of walking impairment in patients with multiple sclerosis.  The company is also evaluating ADS-4101, an extended-release version of an FDA-approved single-agent compound for the treatment of epilepsy.  In addition, under a license agreement with Forest Laboratories Holdings Limited, an indirect wholly-owned subsidiary of Allergan plc, the company is eligible to receive royalties from Forest on sales of Namenda XR® and Namzaric™ beginning in June of 2018 and May of 2020, respectively.  For more information, please visit www.adamaspharma.com.

Namzaric™ is a trademark of Merz Pharma GmbH & Co. KGaA.
Namenda XR® is a registered trademark of Merz Pharma GmbH & Co. KGaA.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding the potential for ADS-5102 to become the first FDA-approved medicine for the treatment of LID, that Adamas is on track to submit an NDA to the FDA later this year, the potential for ADS-5102 in walking impairment in patients with MS and the expected timing of FDA discussions on that program.    Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Words such as “look forward,” “on track,” “could,” “potential,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to research, clinical and development activities of ADS-5102 and ADS-4101, the regulatory and competitive environment, as well as risks relating to Adamas’ business in general, see Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2016.    Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Adamas undertakes no obligation to update any forward-looking statement in this press release.

For questions, please contact:

Susan Lehner

Corporate Communications & Investor Relations

Adamas Pharmaceuticals, Inc.
Phone: 510-450-3567

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue	$222	$398	$397	$624
Operating expenses
Research and development	9,224	8,705	16,746	16,238
General and administrative, net	8,058	5,846	14,699	10,765
Total operating expenses	17,282	14,551	31,445	27,003
Loss from operations	(17,060)	(14,153)	(31,048)	(26,379)
Interest and other income, net	184	102	344	180
Loss before income taxes	(16,876)	(14,051)	(30,704)	(26,199)
Provision for income taxes	—	—	—	54
Net loss	$(16,876)	$(14,051)	$(30,704)	$(26,253)

Net loss per share, basic and diluted	$(0.78)	$(0.78)	$(1.43)	$(1.47)

Weighted average number of shares used in computing net loss per share, basic and diluted	21,650	17,955	21,452	17,800

Adamas Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$109,272	$33,104
Available-for-sale securities	46,854	73,691
Accounts receivable	860	1,284
Prepaid expenses and other current assets	6,335	5,108
Total current assets	163,321	113,187
Property and equipment, net	3,375	2,353
Available-for-sale securities, non-current	1,906	13,165
Other assets	38	38
Total assets	$168,640	$128,743
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,720	$3,052
Accrued liabilities	7,843	8,457
Other current liabilities	267	298
Total current liabilities	12,830	11,807
Non-current liabilities	649	749
Total liabilities	13,479	12,556
Commitments and Contingencies
Stockholders’ equity
Preferred stock, $0.001 par value — 5,000,000 shares authorized, and zero shares issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value — 100,000,000 shares authorized, 21,912,782 and 18,505,462 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	27	23
Additional paid-in capital	247,957	178,473
Accumulated other comprehensive income (loss)	32	(158)
Accumulated deficit	(92,855)	(62,151)
Total stockholders’ equity	155,161	116,187
Total liabilities and stockholders’ equity	$168,640	$128,743

Adamas Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities
Net loss	$(30,704)	$(26,253)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	328	156
Stock-based compensation	5,184	4,582
Net accretion of discounts and amortization of premiums of available-for-sale securities	407	609
Changes in assets and liabilities
Accrued interest of available-for-sale securities	226	(38)
Prepaid expenses and other assets	(1,227)	(652)
Accounts receivable	424	163
Accounts payable	1,525	(181)
Accrued liabilities and other liabilities	(674)	(2,433)
Net cash used in operating activities	(24,511)	(24,047)
Cash flows from investing activities
Purchases of property and equipment	(1,244)	(447)
Purchases of available-for-sale securities	—	(18,435)
Maturities of available-for-sale securities	37,653	10,085
Net cash provided by (used in) investing activities	36,409	(8,797)
Cash flows from financing activities
Proceeds from public offerings, net of offering costs	61,822	8,507
Proceeds from issuance of common stock upon exercise of stock options	2,122	637
Proceeds from employee stock purchase plan	326	181
Net cash provided by financing activities	64,270	9,325
Net increase (decrease) in cash and cash equivalents	76,168	(23,519)
Cash and cash equivalents at beginning of period	33,104	61,446
Cash and cash equivalents at end of period	$109,272	$37,927

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